Exhibit 4.5

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED STATEMENT OF DESIGNATION
OF RIGHTS, PREFERENCES AND PRIVILEGES
OF
5.00% SERIES D CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED SHARES
OF
CASTOR MARITIME INC.

CASTOR MARITIME INC. (the “Company”), a corporation organized and existing under the Business Corporations Act of the Republic of the Marshall Islands, in accordance with the provisions of Section 35 thereof and the Articles of Incorporation of the Company, as amended, does hereby certify:

The Board of Directors of the Company has previously adopted resolutions fixing the designation and certain terms, powers, preferences and other rights of the series of preferred shares of the Company, designated as “5.00% Series D Cumulative Perpetual Convertible Preferred Shares”, and certain qualifications, limitations and restrictions thereon.

Upon the agreement of all of the holders of the 5.00% Series D Cumulative Perpetual Convertible Preferred Shares and a resolution adopted by the Board of Directors of the Company, the Statement of Designations of the 5.00% Series D Cumulative Perpetual Convertible Preferred Shares series of preferred shares of the Company was amended and restated on December 12, 2024 (the “Amended and Restated Statement of Designation”).

On December 23, 2025, all of the holders of the 5.00% Series D Cumulative Perpetual Convertible Preferred Shares have agreed to and the Board of Directors of the Company has adopted a resolution to amend the Statement of Designations of the 5.00% Series D Cumulative Perpetual Convertible Preferred Shares series of preferred shares of the Company to replace Section 6(b) thereof in its entirety with the following:

“(b)          Optional Conversion Rights of the Holders. Subject to the terms and conditions of this Section 6 (including the conversion procedures set forth below), from and including January 1, 2027 and at any time thereafter, each holder of this Series may elect to convert, in whole or in part, without the payment of additional consideration by such holder, not less than 500 of its shares of this Series into, subject to Section 6(d) below, a number of validly issued, fully paid and non-assessable Common Shares equal to the quotient of (i) the aggregate Stated Amount of the shares of this Series converted plus Accrued Dividends (but excluding any dividends declared but not yet paid) thereon on the date on which the Conversion Notice is delivered divided by (ii) the Conversion Price, as defined in the following sentence. The “Conversion Price” for any conversion hereunder shall be the lower of (I) the amount of $7.00 per Common Share, which amount may be adjusted pursuant to Section 6(c) or (II) the Five-Day VWAP of the Company immediately preceding the conversion date; provided, that, notwithstanding anything to the contrary herein, the Conversion Price shall not be less than $0.30 per share.”

All of the other provisions of the Amended and Restated Statement of Designation shall remain unchanged.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 29th day of December 2025.

By	/s/ Dionysios Makris
	Name:	Mr. Dionysios Makris
	Title:	Member of the Board of Directors